Exhibit 10.17

DATED   20 DECEMBER 2006

BLYTH HOMESCENTS INTERNATIONAL UK LIMITED (1)

- and -

COBCO 813 LIMITED (2)

SHARE PURCHASE AGREEMENT

Cobbetts LLP

Ship Canal House

King Street

Manchester

M2 4WB

DX: 14374 Manchester 1

Tel: 0845 404 2404

Fax: 0845 404 2414

SPM/IZR

Contents

Clause		Page

1	INTERPRETATION	1

2	SALE AND PURCHASE OF SALE SHARES	6

3	PURCHASE PRICE AND NET CASH PAYMENT	6

4	COMPLETION	9

5	WARRANTIES	11

6	LIMITATIONS ON CLAIMS	11

7	TAX COVENANT	15

8	INDEMNITIES	15

9	RESTRICTIONS ON SELLER	16

10	CONFIDENTIALITY AND ANNOUNCEMENTS	18

11	FURTHER ASSURANCE	19

12	ASSIGNMENT	19

13	WHOLE AGREEMENT	19

14	VARIATION AND WAIVER	20

15	COSTS	20

16	NOTICE	20

17	INTEREST ON LATE PAYMENT	22

18	SEVERANCE	22

19	AGREEMENT SURVIVES COMPLETION	22

20	THIRD PARTY RIGHTS	23

21	SUCCESSORS	23

22	COUNTERPARTS	23

23	LANGUAGE	23

24	GOVERNING LAW AND JURISDICTION	23

STATUTORY ACCOUNTS AND TAX COMPLIANCE FEES		24

SCHEDULE 1		25

PART 1 PARTICULARS OF THE COMPANY		25

PART 2 THE COLONY SUBSIDIARIES		26

SCHEDULE 2 COMPLETION		27

SCHEDULE 3 WARRANTIES		30

SCHEDULE 4 TAX COVENANT		32

THIS AGREEMENT is dated the 20th day of December 2006

BETWEEN:

(1)           BLYTH HOMESCENTS INTERNATIONAL UK LIMITED (registered in England and Wales under Company Number 3646506) the registered office of which is at 100 New Bridge Street, London EC4V 6JA (the “Seller”).

(2)           COBCO 813 LIMITED incorporated and registered in England and Wales with company number 06006752 whose registered office is c/o PKF, Sovereign House, Queen Street, Manchester M2 5HR (the “Buyer”).

BACKGROUND

(1)           The Seller is the legal and beneficial owner of, or is otherwise able to procure the transfer of, the legal and beneficial title to the number of Sale Shares comprising in aggregate the whole of the issued share capital of the Company.

(2)           The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this Agreement.

(3)           The Company is the owner of the issued share capital of various companies, short particulars of which are set out in Part 2 of Schedule 1 (“the Colony Subsidiaries”).

IT IS AGREED THAT

1              INTERPRETATION

1.1           The definitions and rules of interpretation in this clause apply in this Agreement.

1.1.1                “Accounts” means the audited abbreviated financial statements of the Company as at and to the Accounts Date, comprising the abbreviated balance sheet of the Company together with the notes thereon, and Directors’ reports (a copy of which is attached to the Disclosure Letter.

1.1.2                “Accounts Date” means 31 December 2005.

1.1.3                “Business” means the business of the Company, namely the manufacture, marketing and sale of candles and candle related accessories to retailers and wholesalers in Europe;

1.1.4                “Business Day” means a day (other than a Saturday, Sunday or public holiday) when banks in the City of London are open for business.

1.1.5                “Buyer´s Solicitors” means Cobbetts LLP (ref: SDF) of Ship Canal House, King Street, Manchester, M2 4WB.

1.1.6                “CAA 2001” means the Capital Allowances Act 2001.

1.1.7                “Claim and Substantiated Claim” have the meanings set out respectively in Clause 6.

1.1.8                “Company” means Colony Gift Corporation Limited further details of which are set out in Part 1 of Schedule 1.

1.1.9                “Companies Acts” means the Companies Act 1985 and the Companies Act 1989.

1.1.10              “Completion” means completion of the sale and purchase of the Sale Shares in accordance with this Agreement.

1.1.11              “Completion Date” means the date of this Agreement.

1.1.12              “Connected” in relation to a person, has the meaning contained in section 839 of the ICTA 1988.

1.1.13              “Control” means in relation to a body corporate, the power of a person to secure that the affairs of the body corporate are conducted in accordance with the wishes of that person:

(a)           by means of the holding of shares, or the possession of voting power, in or in relation to that or any other body corporate; or

(b)           by virtue of any powers conferred by the constitutional or corporate documents, or any other document, regulating that or any other body corporate,

and a “Change of Control” occurs if a person who controls any body corporate ceases to do so or if another person acquires control of it.

1.1.14              “Director” means each person who is a director or shadow director of the Company, the names of whom are set out in Schedule 1 Part 1.

1.1.15              “Disclosed” means fairly disclosed (with sufficient details to enable the Buyer to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter.

1.1.16              “Disclosure Letter” means the letter from the Seller to the Buyer  with the same date as this Agreement and described as the disclosure letter, including the bundle of documents attached to it (“Disclosure Bundle”).

1.1.17              “Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement.

1.1.18              “Event” has the meaning given in Part 1 of Schedule 4.

1.1.19              “FSMA” means the Financial Services and Markets Act 2000.

1.1.20              “Group” means in relation to a company (wherever incorporated) that company, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company; and each company in a group is a member of the group. Unless the context otherwise requires, the application of the definition of Group to any company at any time will apply to the company as it is at that time.

1.1.21              “ICTA 1988” means the Income and Corporation Taxes Act 1988.

1.1.22              “IHTA 1984” means the Inheritance Tax Act 1984.

1.1.23              “ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

1.1.24              “Patent Licence” means a licence of various intellectual property rights including registered patent rights in the agreed form to be entered into on Completion between the Seller (1) and the Company (2).

1.1.25              “Payables” means all trade and other debts, accrued charges and all other amounts owing by the Company as at Completion.

1.1.26              “Purchase Price” means the purchase price for the Sale Shares to be paid or satisfied in accordance with Clause 3.

1.1.27              “Purchase Price” means the purchase price for the Sale Shares to be paid in accordance with clause 3.

1.1.28              “Receivables” means all trade and other debts and amounts (including prepayments) owing to the Company in respect of services supplied by the Company in the normal or usual course of carrying on its business as at Completion.

1.1.29              “Sale Shares” means the 14,520,070 Ordinary Shares of £1 each in the Company, all of which have been issued and are fully paid.

1.1.30              “Seller’s Solicitors” means Cobbetts LLP (ref: SPM/IZR) of Ship Canal House, King Street, Manchester M2 4WB.

1.1.31              “Subsidiary” means in relation to a company wherever incorporated (a holding company) means a “subsidiary” as defined in section 736 of the Companies Act 1985 and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company. Unless the context otherwise requires, the application of the definition of Subsidiary to any company at any time will apply to the company as it is at that time.

1.1.32              “Supply Agreement” means a supply agreement in the agreed form to be entered into on Completion between the Company (1) and Partylite Trading SA, being a subsidiary of the Seller (2).

1.1.33              “Tax or Taxation” has the meaning given in Part 1 of Schedule 4.

1.1.34              “Tax Covenant” means the tax covenant as set out in Part 3 of Schedule 4.

1.1.35              “Tax Claim” has the meaning given in Part 1 of Schedule 4.

1.1.36              “Tax Warranties” means the Warranties in Part 2 of Schedule 3.

1.1.37              “Taxation Authority” has the meaning given in Part 1 of Schedule 4.

1.1.38              “Taxation Statute” has the meaning given in Schedule 3 Part 1 to be entered into on Completion between the Seller (1) and the Company (2).

1.1.39              “TCGA 1992” means the Taxation of Chargeable Gains Act 1992.

1.1.40              “TMA 1970” means the Taxes Management Act 1970.

1.1.41              “Trademark Licences” means two licences of various intellectual property rights in the agreed form to be entered into on Completion between Blyth Inc. (1) and the Company (2).

1.1.42              “Trademark Assignment” means an assignment of trademark registrations between Carolina Designs Limited (1) and Candle Corporation of America (2).

1.1.43              “Transaction” means the transaction contemplated by this Agreement or any part of that transaction.

1.1.44              “VATA 1994” means the Value Added Tax Act 1994.

1.1.45              “Warranties” means the warranties in Clause 5 and Schedule 2 and the Tax Warranties.

1.2           Clause and schedule headings do not affect the interpretation of this Agreement.

1.3           A person includes a corporate or unincorporated body.

1.4           Words in the singular include the plural and in the plural include the singular.

1.5           A reference to one gender includes a reference to the other gender.

1.6           A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it provided that any such amendment, extension or re-enactment does not increase the liability of the Seller under this Agreement.

1.7           Writing or written includes faxes but not e-mail.

1.8           Documents in agreed form are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

1.9           References to clauses and schedules are to the clauses and schedules of this Agreement; references to paragraphs are to paragraphs of the relevant schedule.

1.10         Reference to this Agreement include this Agreement as amended or varied in accordance with its terms.

2              SALE AND PURCHASE OF SALE SHARES

2.1           On the terms of this Agreement, the Seller shall sell and the Buyer shall buy, with effect from Completion, the Sale Shares with full title guarantee, free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this Agreement.

2.2           The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3              PURCHASE PRICE AND NET CASH PAYMENT

3.1           The Purchase Price is £600,000 to be satisfied as follows:

3.1.1                As to £500,000 by the payment in cash of such sum on Completion by the Buyer (“Cash Consideration”) to the Seller’s Solicitors on behalf of the Seller; and

3.1.2                As to £100,000 by the payment in cash of such sum on 2 January 2008 by the Buyer to the Seller’s Solicitors on behalf of the Seller (“the Deferred Consideration”).

3.2           The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer:

3.2.1                for a breach of any Warranty; or

3.2.2                under Clause 8; or

3.2.3                under the Tax Covenant.

3.3           During the period following Completion up to and including 31 December 2006 the Buyer shall:

3.3.1                procure that the business of the Company is carried on in the ordinary and usual course as carried on prior to the date of this Agreement (save that the parties hereby acknowledge that the business will be closed from 22 December 2006 to 2 January 2007);

3.3.2                not levy any charge (by way of management charges or otherwise) on the Company;

3.3.3                use all reasonable endeavours as soon as possible after Completion to procure collection of the Receivables; and

3.3.4                as soon as possible after Completion use all reasonable endeavours to procure the payment of the Payables in accordance with the usual practice of the Company as carried on prior to the date of this Agreement.

3.4           As soon as reasonably practicable after 31 December 2006 and in any event on or before 13 January 2007, the Buyer shall deliver to the  Seller a statement (“the Certificate”) signed by a director of the Buyer certifying the amount equal to:

3.4.1                the level of the Company’s and the Colony Subsidiaries’ cash book balances as at 31 December 2006; less

3.4.2                the level of the Company’s and the Colony Subsidiaries’ cash book balances as at the date of Completion such amount (if any) being “the Cash Level Difference”

3.5           The Buyer shall afford the Seller reasonable access to its books and records and those of the Company relating to the period up to and including 31 December 2006 in relation to the collection of the Receivables and discharge of the Payables.

3.6           Unless within 14 Business Days of receipt by the Seller of the Certificate, the Seller notifies the Buyer in writing, giving reasonable particulars and reasons, of any respect in which they are not satisfied that the details of the Certificate, then it shall be final and binding as between the Buyer and the Seller.

3.7           If the Seller does so notify the Buyer that it is not so satisfied, the parties shall endeavour within the period expiring 5 days after receipt of the Seller’s written notice by the Buyer (excluding the day of receipt) to resolve the matter and if the matter is not so resolved it shall be resolved by an independent accountant in accordance with the provisions of clauses 3.8 to 3.11

3.8           The Independent Accountant shall be a firm of chartered accountants agreed on by the Seller and the Buyer or, if they cannot agree on such appointment within 7 days of either party giving notice in writing to the other that it desires an Independent Accountant to be appointed, such firm of chartered accountants as may be nominated on the application of either one of them by the President or other senior officer for the time being of the Institute of Chartered Accountants in England and Wales.

3.9           If any disagreement or dispute under this agreement is referred to the Independent Accountant:

3.9.1                the parties will each use all reasonable endeavours to co-operate with the Independent Accountant in resolving such disagreement or dispute, and for that purpose will provide to him all such information and documentation as he may reasonably require;

3.9.2                the Independent Accountant shall have the right to seek such professional assistance and advice as he may required;

3.9.3                the fees of the Independent Accountant and other professional fees incurred by him shall be paid in such proportions and by such of the parties as may be directed by him;

3.9.4                the Independent Accountant will be requested by both parties to make a decision within 30 days of the referral.

3.10         The Independent Accountant shall act as expert and not as arbitrator and his decision shall be final and binding on the parties.

3.11         The draft Certificate shall be determined as final and binding either pursuant to clause 3.6 above or as a result of agreement between the Buyer and the Seller or as a result of the decision of the Independent Accountant pursuant to clause 3.9 above.

3.12         If the Cash Level Difference:

3.12.1              is a positive amount the Buyer shall, within 5 Business Days of the agreement or determination of the Certificate, pay such amount to the Seller.

3.12.2              is a negative amount, the Seller shall, within 5 Business Days of the agreement or determination of the Certificate, pay such amount to the Buyer.

4              COMPLETION

4.1           Completion shall take place on the Completion Date:

4.1.1                at the offices of the Seller’s Solicitors; or

4.1.2                at any other place as agreed in writing by the Seller and the Buyer.

4.2           At Completion the Seller shall:

4.2.1                deliver or cause to be delivered the documents and evidence set out in Part 1 of Schedule 2;

4.2.2                procure that a board meeting of the Company is held at which the matters identified in Part 2 of Schedule 2 are carried out; and

4.2.3                deliver any other documents referred to in this Agreement as being required to be delivered by them; and

4.2.4                pay to the Buyer on behalf of the Company in respect of the fees payable by the Buyer to Messrs Deloittes (in relation to the work undertaken by them in respect of the financial assistance exercise carried out on behalf of the Company) a sum equal to the amount by which the aggregate fees payable by the Company to Messrs Deloittes in respect of both their work carried out for the purposes of the financial assistance exercise and the work carried out for the purposes of preparation of the 2006 Accounts as referred to in Clause 25.1 below exceed £10,000 (exclusive of VAT and any disbursements).

4.3           At Completion the Buyer shall:

4.3.1                pay the Cash Consideration by telegraphic transfer to the Seller’s Solicitors (who are irrevocably authorised to receive the same) and otherwise in accordance with Clause 3.1. Payment made in accordance with this clause shall constitute a valid discharge of the Buyer’s obligations under Clause 3.1; and

4.3.2                deliver a certified copy of the resolution adopted by the board of directors of the Buyer authorising the Transaction and the execution and delivery by the officers specified in the resolution of this Agreement, and any other documents referred to in this Agreement as being required to be delivered by it.

4.4           As soon as possible after Completion the Seller shall send to the Buyer (at the Buyer´s registered office for the time being) all records, correspondence, documents, files, memoranda and other papers relating to the Company not required to be delivered at Completion and which are not kept at any of the Properties.

4.5           During the period following Completion up to the date upon which the Buyer pays the Deferred Consideration to the Seller in full, the Buyer shall not and shall procure that each member of the Buyer’s Group shall:

4.5.1                not knowingly undertake any act or omission which is deliberately calculated to materially and adversely affect the ability of the Buyer to pay the Deferred Consideration to the Seller on the date upon which it is due;

4.5.2                not declare, make or pay any dividend or distribution (whether of capital or of profits);

4.5.3                carry on its business on the ordinary course.

5              WARRANTIES

5.1           The Buyer is entering into this Agreement on the basis of, and in reliance on, the Warranties.

5.2           The Seller warrants to the Buyer that each Warranty is true, accurate and not misleading on the date of this Agreement except as Disclosed.

5.3           Warranties qualified by the expression so far as the Seller is aware or any similar expression are deemed to be given to the best of the knowledge, information and belief of the Seller after it has made all reasonable and careful enquiries.

5.4           Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this Agreement.

5.5           The Warranties are given subject to all information of the Buyer has knowledge and the knowledge of the Buyer shall for these purposes be deemed to be the knowledge of Simon Martin where, for the purpose of this clause 5.5 knowledge shall mean the actual knowledge of Simon Martin.

6              LIMITATIONS ON CLAIMS

6.1           The definitions and rules of interpretation in this clause apply in this Agreement.

6.1.1                “Claim” means a claim for breach of any of the Warranties.

6.1.2                “Substantiated Claim” means a Claim in respect of which liability is admitted by the party against whom such Claim is brought, or which has been adjudicated on by a Court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

A Claim is connected with another Claim or Substantiated Claim if they all arise out of the occurrence of the same event or relate to the same subject matter.

6.2           This clause limits the liability of the Seller in relation to any Claim and where specified any claim under the Tax Covenant.

6.3           The liability of the Seller for all Substantiated Claims when taken together shall not exceed an amount equal to the Purchase Price.

6.4           The Seller shall not be liable for a Claim unless:

6.4.1                the amount of a Substantiated Claim, or of a series of connected Substantiated Claims of which that Substantiated Claim is one, exceeds £2,000;

6.4.2                the amount of all Substantiated Claims that are not excluded under Clause 6.4.1 when taken together, exceeds £15,000, in which case the whole amount (and not just the amount by which the limit in this Clause 6.4.2 is exceeded) is recoverable by the Buyer.

6.5           The Seller are not liable for a Claim to the extent that:

6.5.1                the Claim relates to matters Disclosed;

6.5.2                the Claim relates to any matter specifically and fully provided for in the Accounts;

6.5.3                the Claim is based upon a liability which is contingent only unless and until such contingent liability becomes an actual liability and is due and payable, provided that this clause 6.5.3 shall not operate to avoid a Claim made in reasonable particularity in respect of a contingent liability within the applicable time limit specified in clause 6.6 below;

6.5.4                the Claim would not have occurred but for:

6.5.4.1                 any voluntary act, omission or transaction of the Buyer, or its directors, employees or agents, or the Company its directors, employees or agents or successors in title, after Completion done or omitted otherwise than in the ordinary course of the business of the relevant company and in the knowledge that such act, omission or transaction might give rise to a Claim;

6.5.4.2                 the passing of, or any change in, after the Completion Date, any law, rule or regulation of any government, governmental department, agency or regulatory body;

6.5.4.3                 any change in the accounting reference date of the Company or any change in accounting policy or practice of the Buyer or the Company;

6.5.5                that the matter giving rise to the Claim is covered by a policy of insurance of the Company in force on the Completion Date and payment is made to the Company under such policy by the insurer in respect of such matter.

6.6           The Seller are not liable for a Claim or a claim under the Tax Covenant unless the Buyer has given the Seller notice in writing of the Claim or the claim under the Tax Covenant, summarising the nature of the Claim or claim under the Tax Covenant as far as is known to the Buyer and the amount claimed:

6.6.1                in the case of a claim made under the Tax Warranties or the Tax Covenant, within the period of seven years beginning with the Completion Date; and

6.6.2                in any other case, within the period of 12 months beginning with the Completion Date.

6.7           If the Buyer becomes aware of a matter that may give rise to a Claim against the Seller, notice of that fact shall be given as soon as reasonably practicable to the Seller and if the Claim in question is a result of or in connection with a claim by or liability to a third party the Claim shall not be compromised or settled without the consent of the Seller (such consent not to be unreasonably withheld or delayed) and the Buyer (if requested promptly in writing by the Seller and indemnified to its reasonable satisfaction by the Seller against all costs, charges, liabilities and expenses which may as a result be incurred by the Buyer or the Company) shall take and shall procure the Company takes all such action as the Seller may reasonably request to avoid, dispute, resist, appeal, compromise or contest such claim or liability and shall make available and procure that the Company shall make available to the Seller all such information and reasonable assistance as may be requested by the Seller and as is available to it or them being information relevant for the purpose of avoiding, disputing, resisting, appealing, compromising or contesting any such claim or liability and the Seller shall keep all such information confidential.

6.8           Where the Buyer or the Company has or may have a claim against a third party in relation to any matter which may give rise to a Claim, the Buyer shall procure that all reasonably endeavours are used by it and the Company to recover any amounts due from any such third party and shall, as soon as reasonably practicable after such recovery, reimburse the Seller the amount so recovered (net of costs of recovery) up to the amount paid by the Seller in respect of such Claim.

6.9           In relation to any Claim or alleged Claim and without prejudice to the validity of the Claim or alleged Claim in question, the Buyer shall allow, and shall procure that the Company allows, the Seller and their accountants and professional advisers to investigate the matter or circumstance alleged to give rise to such Claim and whether and to what extent any amount is payable in respect of such Claim pursuant to the terms of this Agreement and for such purpose the Buyer shall give and shall procure that the Company gives, subject to their being paid all reasonably out-of-pocket expenses, all such assistance as the Seller or their accountants or professional advisers may reasonably request including access to and copies of any relevant documents or other relevant information in the possession of the Buyer or the Company.

6.10         Nothing in this Agreement shall give the Buyer any right to rescind or terminate this Agreement and the Buyer’s sole remedy against the Seller shall be in damages and shall be subject to the other provisions of this Clause 6.

6.11         Nothing in this Agreement shall in any way relieve the Buyer of its duty to mitigate its loss.

6.12         Nothing in this Clause 6 applies to a Claim or a claim under the Tax Covenant that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller, its agents or advisers.

6.13         The Seller shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties or Tax Covenant up to seven years after the Completion Date.

7              TAX COVENANT

The provisions of Schedule 4 apply in this Agreement.

8              INDEMNITIES

The Seller undertakes to indemnify, and to keep indemnified, the Buyer, the Company against all (or, in the case of the Italian JV Claim (as defined below) 95% of all) losses or liabilities (including, without limitation any direct or indirect consequential losses or loss of profit and loss of reputation, damages, claims, demands, proceedings, costs, expenses, penalties, legal and other professional fees and costs) which may be suffered or incurred by any of them and which arise directly or indirectly in connection with:-

8.1           a claim being made against the Company (1) by Barry Stamper and Rochelle Stamper (a partnership t/a Barry Stamper Agencies) (2) pursuant to the Commercial Agents’ (Council Directive) Regulations 1993 and for breach of contract following the termination by the Company of an agency agreement, such claim having been issued at the High Courts of Justice, Queens Bench Division, Manchester District Registry Mercantile Court under Claim Number 5MA70447 (“the Stamper Claim”) and

8.2           a claim being made by Andrew Carton, sales director of Colony Sarl, being one of the Colony Subsidiaries, against Colony Sarl following his ceasing to be an employee which took place in July 2006 (“the Andrew Carton Claim”)

8.3           the dispute between the Company (1) and the Company’s JV partners in Italy, Massimo Esposito and Simona Guerini (2) (“the Italian JV Claim”)

PROVIDED THAT in relation to the Stamper Claim, the Andrew Carton Claim and the Italian JV Claim the provisions of Clauses 8.3 and 8.4 shall apply.

8.4           Subject to the Buyer and the Company being indemnified and secured to its reasonable satisfaction by the Seller against all liabilities, costs, expenses, damages and losses suffered or incurred in connection with the Stamper

Claim or the Andrew Carton Claim or the Italian JV Claim (as the case may be) the Buyer shall, and shall procure that the Company and any other relevant member of the Buyer’s Group will:

8.4.1                take such action as the Seller may reasonably request to avoid, dispute, resist or compromise the Stamper Claim or the Andrew Carton Claim or the Italian JV Claim(as the case may be);

8.4.2                not accept or pay or compromise the Stamper Claim or the Andrew Carton Claim or the Italian JV Claim (as the case may be) without the prior written consent of the Seller (not to be unreasonably withheld or delayed);

8.4.3                keep the Seller promptly and adequately informed as to the progress of the Stamper Claim, the Andrew Carton Claim and the Italian JV Claim;

8.4.4                allow the Seller or its accountants or other professional advisers reasonable access to relevant documents or other information in the possession or under the control of the Buyer or the Company or any other member of the Buyer’s Group (as the case may be);

PROVIDED THAT the Buyer shall not be required to undertake any act or omission which in its reasonable opinion materially affects or prejudices its goodwill.

8.5           Where the Buyer, the Company or any other member of the Buyer’s Group (as the case may be) recovers any amounts in respect of the Stamper Claim or the Andrew Carton Claim or the Italian JV Claim the Buyer shall, and shall procure that the Company or any other member of the Buyer’s Group will, forthwith upon such recovery reimburse the Seller.

9              RESTRICTIONS ON SELLER

9.1           The Seller covenants with the Buyer that it shall not and will procure that any member of the Seller’s Group from time to time will not either on its or their own account:

9.1.1                at any time during the period of 2 years beginning with the Completion Date, in the European Union carry on or be employed,

engaged or interested in any business which would be in competition with any part of the Business as the Business was carried on at the Completion Date; or

9.1.2                at any time during the period of 2 years beginning with the Completion Date:

9.1.2.1                 offer employment to, enter into a contract for the services of, or attempt to entice away from the Company, any individual who is at the time of the offer or attempt, and was at the Completion Date, employed or directly or indirectly engaged in an executive or managerial position with the Company; or

9.1.2.2                 procure or facilitate the making of any such offer or attempt by any other person; or

9.1.3                at any time after Completion, use in the course of any business the words “Colony” and “Wax Lyrical”

9.1.4                at any time during a period of 2 years beginning with the Completion Date, solicit or entice away from the Company any supplier to the Company who had supplied goods and/or services to the Company at any time during the 12 months immediately preceding the Completion Date, if that solicitation or enticement causes or would cause such supplier to cease supplying, or materially reduce its supply of, those goods and/or services to the Company.

9.2           The covenants in Clause 9 are intended for the benefit of the Buyer and the Company and apply to actions carried out by the Seller in any capacity and whether directly or indirectly, on the Seller´s own behalf, on behalf of any other person or jointly with any other person.

9.3           Nothing in Clause 9 prevents the Seller from holding for investment purposes only:

9.3.1                any units of any authorised unit trust; or

9.3.2                not more than 5% of any class of shares or securities of any company traded on a recognised stock exchange.

9.4           Each of the covenants in Clause 9 is a separate undertaking by the Seller in and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in Clause 9. Each of the covenants in Clause 9 is considered fair and reasonable by the parties, but if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

9.5           The consideration for the undertakings contained in Clause 9 is included in the Purchase Price.

10            CONFIDENTIALITY AND ANNOUNCEMENTS

10.1         Except so far as may be required by law, and in such circumstances only after prior consultation with the Buyer, the Seller shall not at any time disclose to any person or use to the detriment of the Company this Agreement or any trade secret or other confidential information which they hold in relation to the Company and its affairs PROVIDED THAT the Buyer shall be permitted to disclose to its employees, suppliers, customers and stakeholders the fact that it has acquired the entire issued share capital of the Company but the Buyer shall not be permitted to disclose the terms of the acquisition including (without limitation) the amount of the Purchase Price.

10.2         No party shall make any announcement relating to this Agreement or its subject matter without the prior written approval of the other party except as required by law or by any legal or regulatory authority (in which case the parties shall co-operate, in good faith, in order to agree the content of any such announcement so far as practicable prior to it being made).

10.3         This Clause 10 shall not be applicable to information required to be disclosed by the Seller under regulations of the US Securities and Exchange Commission.

11            FURTHER ASSURANCE

The Seller shall promptly execute and deliver all such documents, and do all such things, as the Buyer may from time to time reasonably require for the purpose of giving full effect to the provisions of this Agreement.

12            ASSIGNMENT

12.1         Except as provided otherwise in this Agreement, no party may assign, or grant any Encumbrance or security interest over, any of its rights under this Agreement or any document referred to in it.

12.2         Each party that has rights under this Agreement is acting on its own behalf.

12.3         The Buyer may assign its rights under this Agreement (or any document referred to in this Agreement) but not its obligations to a member of its Group provided that, if such assignee is to cease to be a member of its Group the Buyer will procure that all the benefits in relation to this Agreement (or any document referred to in this Agreement) that have been assigned to such member or its Group are re-assigned to the Buyer (or another member of its Group) immediately before such cessation.

12.4         If there is an assignment:

12.4.1              the Seller may discharge their obligations under this Agreement to the assignor until they receive notice of the assignment; and

12.4.2              the assignee may enforce this Agreement as if it were a party to it, but the Buyer shall remain liable for any obligations under this Agreement.

13            WHOLE AGREEMENT

13.1         This Agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any arrangements, understanding or previous agreement between them relating to the subject matter they cover.

13.2         Nothing in Clause 13 operates to limit or exclude any liability for fraud.

14            VARIATION AND WAIVER

14.1         Any variation of this Agreement shall be in writing and signed by or on behalf of the parties.

14.2         Any waiver of any right under this Agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

14.3         A party that waives a right in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

14.4         No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

14.5         No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

14.6         Unless specifically provided otherwise, rights arising under this Agreement are cumulative and do not exclude rights provided by law.

15            COSTS

Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this Agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

16            NOTICE

16.1         A notice given under this Agreement:

16.1.1              shall be in writing in the English language;

16.1.2              shall be sent for the attention of the person, and to the address, specified in Clause 16 (or such other address or person as each party may notify to the others in accordance with the provisions of Clause 16); and

16.1.3              shall be:

16.1.3.1               delivered personally; or

16.1.3.2               sent by pre-paid first-class post or recorded delivery; or

16.1.3.3               (if the notice is to be served by post outside the country from which it is sent) sent by airmail.

16.2         Any notice to be given to or by all of the Seller under this Agreement is deemed to have been properly given if it is given to or by the Seller´ representative named in Clause 16.3.

16.3         The addresses for service of notice are:

16.3.1              Seller

16.3.1.1               name: Michael Novins, Vice President and General Counsel

Blyth Inc.

16.3.1.2               address: One Weaver Street, Greenwich, CT 06831, USA

16.3.2              Buyer

16.3.2.1               address: c/o PKF, Sovereign House, Queen Street, Manchester M2 5HR

16.3.2.2               for the attention of: Simon Martin

16.4         A notice is deemed to have been received:

16.4.1              if delivered personally, at the time of delivery; or

16.4.2              in the case of pre-paid first class post or recorded delivery two Business Days from the date of posting; or

16.4.3              in the case of airmail, five Business Days from the date of posting; or

16.4.4              if deemed receipt under the previous paragraphs of Clause 16.4 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), when business next starts in the place of receipt.

17            INTEREST ON LATE PAYMENT

17.1         Where a sum is required to be paid under this Agreement (other than under the Tax Covenant) but is not paid before or on the date the parties agreed, the party due to pay the sum shall also pay an amount equal to interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period shall continue after as well as before judgment).

17.2         The rate of interest shall be 2% per annum above the base lending rate for the time being of The Royal Bank of Scotland Plc.  Interest shall accrue on a daily basis and be compounded quarterly.

17.3         Clause 17 is without prejudice to any claim for interest under the law.

18            SEVERANCE

18.1         If any provision of this Agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

18.2         If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

19            AGREEMENT SURVIVES COMPLETION

This Agreement (other than obligations that have already been fully performed) remains in full force after Completion.

20            THIRD PARTY RIGHTS

20.1         Subject to Clause 20.2, this Agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

20.2         Each of the parties represents to the others that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under this Agreement are not subject to the consent of any person that is not a party to this Agreement.

21            SUCCESSORS

The rights and obligations of the Seller and the Buyer under this Agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

22            COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

23            LANGUAGE

If this Agreement is translated into any language other than English, the English language text shall prevail.

24            GOVERNING LAW AND JURISDICTION

24.1         This Agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of England.

24.2         The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement.

25            STATUTORY ACCOUNTS AND TAX COMPLIANCE FEES

25.1         The Buyer shall, and shall procure that the Company shall, co-operate (at the Seller’s expense) in the preparation of the statutory accounts of the Company for year ended 31 December 2006 (“the 2006 Accounts”) and shall provide to the Seller by no later than 15 February 2007 such information as the Seller and/or the auditors of the Company (being Messrs Deloittes) may reasonably request in relation to the preparation of the 2006 Accounts PROVIDED THAT the Seller shall be responsible for (and shall pay) the professional fees of Messrs Deloittes in relation to their work undertaken for the purposes of the audit of the 2006 Accounts to the extent that the aggregate amount of Deloittes’ fees in respect of both their work carried out for the purposes of the audit of the 2006 Accounts and the work carried out for the financial assistance exercise (as referred to in clause 4.2.4 above) exceeds £10,000.

25.2         The Seller hereby acknowledges and agrees that it shall be responsible for (and shall pay) those third party professional fees incurred by the Buyer and/or the Company in relation to any tax compliance matters which relate to the financial years ended 31 December 2005 and 31 December 2006.

This agreement has been entered into as a deed on the date stated at the beginning of it.

SCHEDULE 1

PART 1
PARTICULARS OF THE COMPANY

Name:	Colony Gift Corporation Limited

Registration number:	01499611

Registered office:	100 New Bridge Street, London EC4V 6JA

Authorised share capital	Amount: £15,000,000 Divided into: 15,000,000 Ordinary Shares of £1 each

Issued share capital	Amount: £14,520,070 Divided into: 14,520,070 Ordinary Shares of £1 each

Directors and shadow directors:	Stephen Robert Evans Louise McMahon Simon Martin

Secretary:	Simon Martin

Auditor	Deloitte & Touche LLP

Registered Charges	Legal Charge dated 21 July 1998 in favour of Barclays Bank Plc Mortgage dated 10 October 1997 in favour of Barclays Mercantile Business Finance Limited

SCHEDULE 1

PART 2
THE COLONY SUBSIDIARIES

Name of Subsidiary	Place of Incorporation	No of Shares held/ Percentage holding

Fragrant Memories Limited	England	100%

Nature’s Scents Limited	England	100% (held by Fragrant Memories Limited)

Colony Private Label Limited	England	100%

Colony Italy	Italy	75%

Colony Deutschland GmbH	Germany	100%

Colony Iberia SA	Spain	75%

Colony Sarl	France	100%

Carolina Designs Limited	England	100%

SCHEDULE 2

COMPLETION

Part 1 - What the Seller shall deliver to the Buyer at Completion

1              At Completion, the Seller shall deliver or cause to be delivered to the Buyer the following documents and evidence:

1.1           transfers of the Sale Shares executed by the registered holders in favour of the Buyer;

1.2           the share certificates for the Sale Shares in the names of the registered holders or an indemnity in the agreed form for any lost certificates;

1.3           the waivers, consents and other documents required to enable the Buyer to be registered as the holder of the Sale Shares;

1.4           an irrevocable power of attorney in agreed form given by the Seller in favour of the Buyer to enable the beneficiary (or its proxies) to exercise all voting and other rights attaching to the Sale Shares before the transfer of the Sale Shares is registered in the register of members;

1.5           in relation to the Company, the statutory registers and minute books (written up to the time of Completion), the common seal, certificate of incorporation and any certificates of incorporation on change of name;

1.6           the written resignation, executed as a deed and in the agreed form, of the directors and secretary of the Company from their offices and employment with the Company, except for Stephen Evans, Simon Martin and Louise McMahon who are not resigning

1.7           a certified copy of the minutes of the board meeting held pursuant to Part 2 of Schedule 2;

1.8           in relation to the Company:

1.8.1                statements from each bank at which the Company has an account, giving the balance of each account at the close of business on the last Business Day before Completion;

1.8.2                all cheque books in current use and written confirmation that no cheques have been written since those statements were prepared;

1.8.3                details of their cash book balances; and

1.8.4                reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered;

1.9           evidence, in agreed form, that any indebtedness (other than indebtedness incurred in the ordinary course of trading) owing to the Seller or any member of the Seller’s Group) has been discharged or waived;

1.10         evidence, in agreed form, that the Company has been discharged from any responsibility for the indebtedness, or for the default in the performance of any obligation, of the Seller or any member of the Seller’s Group; and

1.11         all charges, mortgages, debentures and guarantees to which the Company is a party and, in relation to each such instrument and any covenants connected with it:

1.11.1              a sealed discharge or release in the agreed form; and

1.11.2              if applicable, a sworn and completed Form 403a (declaration that part of the property or undertaking charged has been released from the charge).

Part 2 - Matters for the board meeting at Completion

1              The Seller shall cause a board meeting of the Company to be held at Completion at which the matters set out in Part 2 of Schedule 2 shall take place.

2              A resolution to register the transfer of the Sale Shares shall be passed at such board meeting of the Company, subject to the transfers being stamped at the cost of the Buyer.

3              All directors and the secretary of the Company shall resign from their offices and employment with the Company with effect from the end of the relevant board meeting, except for Stephen Evans, Simon Martin and Louise McMahon.

4              The persons the Buyer nominates shall be appointed as directors and secretary of the Company (but not exceeding any maximum number of directors contained in the relevant company’s articles of association). The appointments shall take effect at the end of the board meeting.

5              All the existing instructions and authorities to bankers shall be revoked and replaced with new instructions and authorities to those banks in the form the Buyer requires.

6              The address of the registered office of the Company shall be changed to the address required by the Buyer.

7              The accounting reference date of the Company shall be changed to the date required by the Buyer.

SCHEDULE 3

WARRANTIES

1              POWER TO SELL THE COMPANY

1.1           The Seller has all requisite power and authority to enter into and perform this Agreement in accordance with its terms and the other documents referred to in it.

1.2           This Agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Seller in the terms of the agreement and such other documents.

1.3           Compliance with the terms of this Agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

1.3.1                any agreement or instrument to which the Seller is a party or by which any of them is bound; or

1.3.2                any order, judgment, decree or other restriction applicable to the Seller.

2              SHARES IN THE COMPANY AND SUBSIDIARIES

2.1           The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.

2.2           The Seller is the legal and beneficial owners of the Sale Shares.

2.3           The Company has no subsidiaries other than the Colony Subsidiaries.

2.4           The Sale Shares are free from all Encumbrances.

2.5           No right has been granted to any person to require the Company to issue any share capital and no Encumbrance has been created in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company.

2.6           No commitment has been given to create an Encumbrance affecting the Sale Shares (or any unissued shares or debentures or other unissued securities of the Company) or for any of them to issue any share capital and no person has claimed any rights in connection with any of those things.

2.7           Other than in relation to the Colony Subsidiaries the Company:

2.7.1                does not hold or beneficially own and has not agreed to acquire, any securities of any corporation;

2.7.2                is not and has agreed to become a member of any partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

2.7.3                does not have, outside its country of incorporation, any branch or permanent establishment; and

2.7.4                has not allotted or issued any securities that are convertible into shares.

2.8           The Company has not at any time:

2.8.1                purchased, redeemed or repaid any of its own share capital; or

2.8.2                given any financial assistance in connection with any acquisition of its share capital or the share capital of its holding company (as that expression is defined in section 736 of the Companies Acts) as it would fall within sections 151 to 158 (inclusive) of the Companies Acts.

2.9           All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its memorandum, articles of association, the applicable provisions of the Companies Acts and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3              CONSTITUTIONAL AND CORPORATE DOCUMENTS

The copies of the memorandum and articles of association or other constitutional and corporate documents of the Company contained in the Disclosure Bundle are true, accurate and complete in all material respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by the law applicable are annexed or incorporated.

SCHEDULE 4

TAX COVENANT

PART 1

Definitions and interpretation

DEFINITIONS AND INTERPRETATION

1              In this schedule, unless the context otherwise requires, the following words and expressions shall have the following meanings:

1.1           “Buyer’s Group” means the Buyer and any company within the same group or association of companies as the Buyer for any Tax purpose;

1.2           “Event” means any act, omission, event or transaction;

1.3           “Group Relief” means:

1.3.1                 relief surrendered or claimed pursuant to Chapter IV Part X ICTA 1988; and

1.3.2                 a Tax relating to an accounting period as defined in section 102(3) of the Finance Act 1989 (surrender of company Tax refund etc within group) in respect of which a notice has been given pursuant to section 102(2) of that statute.

1.4           “Liability for Taxation” means:

1.4.1                any liability of the Company to make a payment of or increased payment of Tax whether or not the same is primarily payable by the Company and whether or not the Company has or may have any right of reimbursement against any other person or persons;

1.4.2                the set-off of any Post Completion Relief against income, profits or gains earned, accrued or received on or before Completion in circumstances where, but for such set-off, the Company would have had a liability to make a payment of or increased payment of Tax in respect of which the Seller would have been liable under part 3 of this schedule in which case the amount of the Liability for Taxation shall be the amount of Tax saved by the Company as a result of such set-off; and

1.4.3                any liability of the Company to make a payment pursuant to an indemnity, guarantee or covenant entered into before Completion under which the Company has agreed to meet or pay a sum equivalent to or by reference to another person’s Tax liability, in which case the Liability for Taxation shall be equal to the amount of the liability;

1.5           “Post Completion Relief” means:

1.5.1        any Relief of the Buyer and/or any member of the Buyer’s Group (other than the Company); and

1.5.2        a Relief of the Company to the extent that it arises by reference to an Event occuring after Completion;

1.6           “Relevant Person” means the Seller and any person (other than the Company) which is or has been connected with the Seller;

1.7           “Relief” means any loss, relief, allowance, credit, exemption or set-off available in relation to Tax or to the computation of income, profits or gains for the purposes of Tax or any right to repayment of Tax;

1.8           “Tax” or “Taxation” means any tax, duty, impost, levy or tariff in each case in respect of tax but excluding the uniform business rate, council tax, water rates and other local authority rates or charges and (unless due to the default or delay of the Buyer) any penalty, fine or interest payable in connection with any such tax, duty, impost, levy or tariff;

1.9           “Taxation Authority” means means any statutory or governmental authority or body of any jurisdiction involved in the collection or administration of Tax;

1.10         “Tax Claim” means any notice, demand, assessment, letter or other document issued, or action taken, by or on behalf of any Taxation Authority and the submission of any Tax form, return or computation from which, in either case, it appears to the Buyer that the Company is or may be subject to a Liability for Taxation or other liability in respect of which the Seller is or may be liable under this schedule;

1.11         “Taxation Statute” means any statute, statutory instrument, regulation or legislative provision wheresoever enacted, issued or adopted providing for,

imposing or relating to Taxation and shall include any statute, enactment, law, statutory instrument, order, regulation or provision which amends extends consolidates or replaces the same or which has been amended extended consolidated or replaced by the same;

2              In this schedule “Company” shall in addition to the Company include every subsidiary of the Company to the intent and effect that the provisions of this schedule shall apply and be given in respect of each subsidiary as well as the Company.

3              Any reference to a Liability for Taxation in respect of income, profits or gains earned, accrued or received shall include a Liability for Taxation in respect of income, profits or gains deemed to have been or treated or regarded as earned, accrued or received for any Tax purpose and any reference to Liability for Taxation on the happening of any Event shall include a Liability for Taxation where such Event (for the purposes of the Taxation Statute in question) is deemed to have occurred or is treated or regarded as having occurred.

4              Reference to an Event occurring on or before Completion shall be deemed to include:

4.1           any combination of two or more Events all of which shall have occurred (or be deemed for the purposes of Tax to have occurred) on or before Completion; and

4.2           any combination of two or more Events at least one of which shall have taken place or be deemed for the purposes of any Tax to have occurred on or before Completion  provided that any Event or Events which take place (or are deemed to take place) after Completion shall only be taken into account if they are:

4.2.1.       the completion of the disposal of any asset which was contracted to be sold by the Company on or before Completion or the performance of any other act by virtue of a legally binding obligation entered into by the Company on or before Completion;

4.2.2.       the satisfaction of a condition to which the disposal of any asset pursuant to a contract entered into by the Company on or before Completion is subject provided that such disposal shall only be treated as occurring on or before Completion to the extent that it gives rise to a liability to Taxation in respect of deemed (as opposed to actual) income, profits or gains and only Taxation arising in respect of the amount by which the deemed income, profits or gains of  the Company exceeds the actual income, profits and gains shall be treated as arising in consequence of an Event occurring on or before Completion;

4.2.3.       the failure of any person (other than any member of the Buyer’s Group) who was at any time prior to Completion a member of  the same group of companies as the Company for the purposes of the Taxation in question or was associated with the Company for the purposes of the Taxation in question to discharge a liability for Tax within a specified period or the expiry of such a period which failure gives rise to a liability of the Company pursuant to section 767A or 767AA ICTA 1988 or any of sections 189, 190 or 191 TCGA 1992;

4.2.4.       the making of any chargeable payment (as defined in section 214 ICTA 1988).

5              For the purposes of this Schedule 4, where any document in the possession or under the control of the Company or to the production of which the Company is entitled and on which the Company needs to rely is not (or is not properly) stamped, the stamp duty (together with any accrued interest and/or penalties in respect of such stamp duty) required to be paid in order that such document be fully and properly stamped shall, notwithstanding that the Company may be under no legal obligation to stamp the document be treated as a liability of the Company arising on the date when the document was executed and “Liability for Taxation” shall be construed accordingly

PART 2
TAXATION WARRANTIES

1              GENERAL

1.1           Notices and returns

1.1.1                All notices, returns, computations and any other necessary information submitted by the Company to any Taxation Authority for the purposes of Taxation were accurate and complete when submitted and remain accurate and complete in all material respects.

1.1.2                The Company is not and, in the period of six years ended on the Accounts Date, has not been in dispute with or subject to enquiry or investigation by any Taxation Authority (other than routine enquiries concerning the corporation tax computations of the Company, all of which have been resolved) and so far as the Seller is aware there are no facts or circumstances likely to give rise to or be the subject of any such dispute, enquiry or investigation.

1.2           Payment of Taxation due

All Taxation for which the Company is or has been liable to account for has been duly and punctually paid (insofar as such Taxation ought to have been paid) and the Company is under no liability (and has not within the three years prior to the date of this agreement been liable) to pay any penalty, fine, surcharge or interest in connection with any Taxation.

1.3           Deductions and withholdings

The Company has duly and properly made all deductions and withholdings in respect of, or on account of, any Tax (including amounts required to be deducted under the PAYE and National Insurance systems) from any payments made by it which it is obliged or entitled to make and (to the extent required to do so) has accounted in full to the relevant Taxation Authority for all amounts so deducted or withheld.

1.4           Concessions and arrangements

The amount of Taxation chargeable on the Company during any accounting period ending on or within the six years before the Accounts Date has not depended on any concessions, agreements or other formal or informal arrangements with any Taxation Authority.

1.5           Calculation of Taxation liability

The Company has (to the extent required by law) preserved and retained in its possession complete and accurate records relating to its Tax affairs (including PAYE and National Insurance records and VAT records) and the Company has sufficient records relating to past events to calculate the profit, gain, loss, balancing charge or balancing allowance (all for Tax purposes) which would arise on any disposal or on the realisation of any assets owned at the Accounts Date or acquired since that date but before Completion.

1.6           Secondary liabilities

So far as the Seller is aware the Company is not, nor will it become, liable to make a payment to any person (including any Taxation Authority) in respect of any liability to Taxation of any other person where that other person fails to discharge a liability to Taxation to which it is or may be primarily liable.

2              CHARGEABLE GAINS

2.1           Acquisition costs

The sum which would be allowed as a deduction from the consideration under section 38 TCGA 1992 (acquisition and disposal costs etc) received for each asset of the Company (other than trading stock) if disposed of on the date of this agreement would not be less than (in the case of an asset held on Accounts Date) the book value of that asset shown or included in the Accounts or (in the case of an asset acquired since the Accounts Date) an amount equal to the consideration given for its acquisition.

2.2           Transactions not at arms length

The Company has not disposed of or acquired any asset in circumstances falling within section 17 or 18 TCGA 1992.

3              CAPITAL ALLOWANCES

3.1           Tax written down value

Save to the extent reflected in the deferred tax provision in the Accounts, no balancing charge in respect of any capital allowances claimed or given would arise if any asset of the Company (or, where computations are made for capital allowances purposes for pools of assets, all the assets in that pool) were to be realised for a consideration equal to the amount of the book value thereof as shown or included in the Accounts.

4              DISTRIBUTIONS

4.1           The Company has not made any repayment of share capital or issued any share capital as paid up otherwise than by the receipt of new consideration.

4.2           The Company has not made (nor is it deemed to have made) any distribution within the meaning of ICTA 1988 except dividends properly authorised and disclosed in its audited accounts.

5              LOAN RELATIONSHIPS

5.1           All interests, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of section 81, Finance Act 1996) are eligible to be brought into account by the Company as a debit for the purposes of Chapter II of Part IV, Finance Act 1996 at the time and to the extent that such debits are recognised in the statutory accounts of the Company.

5.2           The Company has never been a party to a loan relationship that had an unallowable purpose (within the meaning of paragraph 13, Schedule 9, FA 1996).

6              CLOSE COMPANIES

6.1           Close investment-holding company status

The Company is not, and has never been, a close investment-holding company as defined in section 13A, ICTA 1988.

6.2           Distributions

The Company has never made a distribution within section 418 ICTA 1988.

6.3           Loans to participators

Any loans or advances made or agreed to be made by the Company within sections 419 and 420 or section 422 ICTA 1988 have been disclosed in the Disclosure Letter and the Company has not released or written off or agreed to release or write off the whole or any part of any such loans or advances.

7              GROUPS OF COMPANIES

7.1           The Company has not entered into, or agreed to enter into, an election pursuant to section 171A of TCGA 1992 or paragraph 66 of Schedule 29 to the Finance Act 2002.

7.2           Neither the execution nor completion of this agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company for Taxation purposes under section 179 of TCGA 1992, paragraphs 58 or 60 of Schedule 29 to the Finance Act 2002, paragraph 12A of Schedule 9 to the Finance Act 1996, paragraph 30A of Schedule 29 to the Finance Act 2002, or as a result of any other Event since the Accounts Date.

8              COMPANY RESIDENCE

8.1           The Company has always been resident in the United Kingdom for corporation tax purposes and has never at any time been treated for the purposes of any double taxation arrangements or for any other tax purpose as resident in any other jurisdiction and the Company does not hold shares in a company which is not resident in the United Kingdom and which would be a close company if it were resident in the United Kingdom in circumstances such that a chargeable gain accruing to the company not resident in the United Kingdom could be apportioned to the Company pursuant to section 13 of TCGA 1992.

9              ANTI-AVOIDANCE

9.1           Anti-avoidance

The Company has not been a party to, nor has been otherwise involved in, any transaction, scheme or arrangement the main purpose of which, or one of the main purposes of which was the avoidance or deferral of a liability to Tax.

9.2           Transactions between associated persons

All transactions or arrangements made by the Company have been made on fully arm’s length terms and there are no circumstances in which 770A of or schedule 28AA to ICTA 1988 could apply causing any Taxation Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for taxation purposes.

10            INHERITANCE TAX

10.1         No transfers of value and associated operations

The Company has not made any transfer of value within sections 94 and 202, IHTA 1984, nor has it received any value such that liability might arise under section 199, IHTA 1984 , nor has it been a party to associated operations in relation to a transfer of value as defined by section 268, IHTA 1984.

10.2         HM Revenue & Customs charge

There is no unsatisfied liability to inheritance tax attached to or attributable to the Sale Shares or any asset of the Company and none of them are subject to any charge as mentioned in section 237 and 238, IHTA 1984.

10.3         Power of sale, mortgage or charge

No asset owned by the Company, nor the Sale Shares are liable to be subject to any sale, mortgage or charge by virtue of section 212 (1), IHTA 1984.

11            VAT

11.1         Returns and payments

11.1.1              The Company is registered as a taxable person for the purposes of VAT in the United Kingdom under schedule 1 VATA 1994 and has never been treated as (nor applied to be) a member of a group of companies for VAT purposes.

11.1.2              The Company has complied in all material respects with all statutory provisions, rules, regulations, orders and directions in respect of VAT, promptly submitted accurate returns and, maintained full and accurate VAT records and the Company has not been subject to any interest, forfeiture, surcharge or penalty, nor been given any notice under sections 59, 59A or 64, VATA 1994, nor been given a warning within section 76(2), VATA 1994, nor been required to give security under paragraph 4, Schedule 11, VATA 1994.

11.2         Taxable supplies and input tax credit

All supplies made by the Company are taxable supplies and the Company has not been or will be denied full credit for all input tax.

11.3         VAT and Properties

The Company has not made and is not otherwise bound by any election to waive exemption from VAT (pursuant to paragraph 2, Schedule 10, VATA 1994).

11.4         Capital goods scheme

No asset of the Company is a capital item, the input tax on which could be subject to adjustment in accordance with the provisions of Part XV, VAT Regulations 1995.

11.5         Transfer of Going Concern

The Company has not been party to a transaction to which Article 5 of the Value Added Tax (Special Provisions) Order 1995 (transfer of business as a going concern) has (or has purported to have been) applied.

11.6         Bad debt relief

11.6.1              The Company has not made any claim for bad debt relief under section 36, VATA 1994 and there are no existing circumstances by virtue of which any refund of tax obtained or claimed may be required to be repaid.

11.6.2              There are no circumstances by virtue of which there could be a claw-back of input tax from the Company under section 36(4), VATA 1994.

12            STAMP DUTY AND SDLT

12.1         Stamp duty

Any document that may be necessary in proving the title to any asset that is owned by the Company at Completion or any document that the Company may wish to enforce or produce in evidence is duly stamped.

12.2         Withdrawal of Relief

Neither entering into this agreement nor Completion will result in the withdrawal of a stamp duty or stamp duty land tax relief granted on or before Completion which will affect the Company.

12.3         SDLT

The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined under section 48 of the Finance Act 2003) acquired or held by the Company before completion in respect of which the Seller are aware or ought reasonably to be aware that an additional land transaction return will be required to be filed with a Taxation Authority and/or a payment of stamp duty land tax made on or after Completion.

PART 3

Tax Covenant

1              COVENANT

Subject as hereinafter provided the Seller hereby covenants to pay to the Buyer an amount equal to:

1.1           any Liability for Taxation which arises as a result of an Event occurring on or before Completion or in respect of income, profits or gains earned, accrued or received on or before Completion;

1.2           any Liability for Taxation arising or assessed as a consequence of the failure of a Relevant Person at any time to pay Tax;

1.3           any Liability for Taxation falling within paragraph 1.4.4 of part 1 of this schedule;

1.4           all reasonable costs and expenses incurred by the Company or the Buyer in connection with a successful claim under this schedule; and

1.5           any Liability for Taxation arising directly as a result of the waiver/capitalisation of any inter company indebtedness on or before Completion.

PART 4

Limitations and procedure

1              LIMITATION OF SELLER’S LIABILITY

1.1           The provisions of clauses 6.3 (maximum) shall not apply but clauses 6.4 (disregard and de minimis) and 6.6 (time limits) of this Agreement shall apply to this schedule as if the same were set out herein in full and the liability of the Seller under this schedule shall be limited or excluded accordingly.

1.2           The Seller shall not be liable under any Taxation Waranty or any claim under Part 3 (Tax Covenant) in respect of any Liability for Taxation to the extent that:

1.2.1                a provision or reserve in respect thereof was made in the Accounts and has been paid or discharged on or before Completion or to the extent that the payment or discharge  of such liability has been taken into account in the Accounts and has been paid or discharged on or before Completion;

1.2.2                such Liability for Taxation arises from any act or transaction of the Company in the ordinary course of business since the Accounts Date;

1.2.3                such Liability for Taxation arises or is increased as a result only of any change in Taxation Statute or any increase in rates of Tax (in each case) announced and coming into force after Completion which has retrospective effect;

1.2.4                such Liability for Taxation arises or is increased as a result of any change in the accounting policies or practices of the Company after Completion save where such change is made in order to comply with generally accepted accounting principles in the United Kingdom;

1.2.5                such Liability for Taxation would not have arisen or would have been reduced or eliminated but for a failure or omission on the part of the Buyer after Completion to make any claim, election, surrender or disclaimer or to give any notice or consent (“Relevant

Claim”) after Completion the making, giving or doing of which was taken into account in computing the provision for Tax in the Accounts provided that written details of such Relevant Claim were given to the Buyer in sufficient time to enable it or the Company to make the Relevant Claim;

1.2.6                such Liability for Taxation would not have arisen but for the voluntary amendment or withdrawal (in whole or in part) after Completion of any claim election or surrender properly made before Completion or the making of any disclaimer after Completion;

1.2.7                such Liability for Taxation would not have arisen but for a voluntary act or transaction carried out by the Buyer or the Company after Completion otherwise than:

1.2.7.1             in the ordinary course of business of the Company; or

1.2.7.2             pursuant to a legally binding obligation in existence at Completion or any act required by law; or

1.2.8        any Relief other than a Post Completion Relief is available to the Company to relieve or mitigate that liability;

1.2.9        the liability has been made good or satisfied (otherwise than by the Buyer);

1.2.10      the liability arises or is increased as a result of the failure by the Company after Completion to submit any returns, notices, computations or other information required to be made by it or not submitting such returns, notices, computations or other information within the appropriate time limits or otherwise than on a proper basis;

1.2.11      the liability arises or is increased as a result of the Company or Buyer failing to act in accordance with any of the provisions of this agreement;

1.2.12      the rate or average rate of any Taxation for any period which is applicable to the Company increasing as a result of the sale and purchase of the Company under the Agreement, including the Company ceasing to be subject to corporation tax at the small companies’ rate (or qualifying for relief under section 13(2) of the ICTA 1988) and becoming subject to corporation tax at the rate applicable to companies generally; or

1.2.13      such Liability for Taxation is a liability to interest on instalment payments paid on or before Completion under paragraph 7 of the Corporation Tax (Instalment Payments) Regulations 1998 which interest is only payable by reason of any instalment payments made before Completion proving to be insufficient as a result of profits earned by the Company after Completion proving to be greater than was reasonably estimated by the Company at the time such instalment was made;

1.2.14      such Liability for Taxation would not have arisen but for a change in the accounting reference date of any person made on or after Completion

1.2.15      such Liability for Taxation is in respect of stamp duty or stamp duty reserve tax payable on the transfer or agreement to transfer the Sale Shares pursuant to this agreement.

1.2.16      the Buyer has recovered damages or any other amount under this Agreement (whether for breach of Warranty, or otherwise) in respect of the same loss, liability, damage or Event or the Buyer or the Company have otherwise obtained reimbursement or restitution from the Seller.

2              DISPUTES AND CONDUCT OF TAX CLAIMS

2.1           If the Buyer or the Company shall become aware of a Tax Claim the Buyer shall, or shall procure that the Company shall, as soon as reasonably practicable (and in any event, in the case of the receipt of a Tax Claim consisting of any assessment or demand for Tax or for which the time for response or appeal is limited, not less than 15 clear days prior to the day on which the time for response or appeal expires) give written notice thereof to the Seller but so that the giving of such notice shall not be a condition precedent to the Seller’s liability under this schedule.

2.2           Subject to the Seller indemnifying the Company and the Buyer to the reasonable satisfaction of the Buyer against all reasonable costs and expenses (including any additional Tax) which may be incurred thereby, the Buyer shall (and shall procure that the Company shall) take such action as the Seller may reasonably request in writing to the Buyer (including delegating the conduct of the action to the Seller) provided always that:

2.2.1                the Company shall not be obliged to appeal against any assessment for Tax if, having given the Seller notice of the receipt of that assessment, the Buyer has not within 10 Business Days thereafter received instructions from the Seller, in accordance with the provisions of this paragraph 2.2 to make that appeal;

2.2.2                the Buyer and the Company shall not be obliged to comply with any instruction of the Seller which involves contesting any assessment for Tax before any court or other appellate body (excluding the General and Special Commissioners of HM Revenue & Customs and the VAT and Duties Tribunal) unless the Seller provides the Buyer with the written opinion of Tax Counsel (after disclosure of all relevant information and having regard to all the relevant circumstances) of at least 10 years’ call that an appeal against the assessment will on the balance of probabilities be successful;

2.2.3                the Buyer and the Company shall not be obliged to comply with any instruction of the Seller to make a settlement or compromise of a Tax Claim which is the subject of a dispute or agree any matter in the conduct of such dispute which in the reasonable opinion of the Buyer could materially adversely affect the future Tax position of the Company or any member of the Buyer’s Group.

2.3           The Seller shall have the right to have any action mentioned in paragraph 2.2 conducted by their nominated professional advisers provided that the appointment of such professional advisers shall be subject to the approval of the Buyer (such approval not to be unreasonably withheld or delayed).

2.4           If the Seller does not request the Buyer or the Company to take any action under paragraph 2.2 or fails to indemnify the Buyer and the Company to the Buyer’s reasonable satisfaction within a period of time (commencing with the date of the notice given to the Seller) that is reasonable having regard to the nature of the Tax Claim and the existence of any time limit in relation to avoiding, disputing, defending, resisting, appealing or compromising such Tax Claim and which period shall not in any event exceed a period of 45 days the Buyer or the Company shall be free to pay or settle the Tax Claim on such terms as it may in its reasonable discretion think fit.

2.5           The Buyer shall keep the Seller fully informed of the progress in settling the relevant Tax Claim and shall, as soon as reasonably practicable forward, or procure to be forwarded, to the Seller copies of all material correspondence pertaining to it.

2.6           If it is alleged by any Taxation Authority in writing that the Seller (at any time) or the Company (prior to Completion) has committed any act or omission constituting fraudulent conduct relating to Tax then the provisions of paragraph 2.2 shall not apply and the Seller shall cease to have any right thereunder.

3              PAYMENT DATE AND INTEREST

3.1           Where the Seller is liable to make any payment under this schedule, the due date for the making of that payment (the “Due Date”) shall be the later of the date falling five Business Days after the Buyer has served a written notice on the Seller demanding that payment and:

3.1.1                in any case that involves an actual payment of Tax (including any payment pursuant to paragraph 1.4 of part 3 of this schedule), the date falling two Business Days before the last date on which the Tax in question must be paid to the relevant Taxation Authority or person entitled to the payment (after taking into account any postponement of the due date for payment which is obtained) in order to avoid incurring a liability to interest or a charge fine or penalty; or

3.1.2                in any case that involves a Liability for Taxation falling within paragraph 1.4.2 of part 1 of this schedule the last date upon which the Taxation is or would have been required to be paid to the relevant Taxation Authority in respect of the period in which the Loss of the Relief occurs or, if the Relief that is lost is a right to repayment of Tax, the date upon which the repayment of Tax would have actually been received; or

3.1.3                in any case that involves a Liability for Taxation falling within paragraph 1.4.3 of part 1 of this schedule the date upon which the Taxation saved by the Company is or would have been required to be paid to the relevant Taxation Authority; or

3.1.4                in any case that involves a Liability for Taxation falling within paragraph 1.4.4 of part 1 of this schedule not later than the fifth day before the day on which the Company is due to make the payment or repayment.

3.2           If any sums required to be paid by the Seller under this schedule are not paid on the Due Date, then, except to the extent that the Seller’s liability under part 2 of this schedule compensates the Buyer for the late payment by virtue of it extending to interest and penalties, such sums shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 2 per cent per annum over the base rate from time to time of Barclays Bank Plc or (in the absence thereof) at such similar rate as the Buyer shall select from the day following the Due Date up to and including the day of actual payment of such sums such interest to be compounded quarterly.

4              TAXATION OF PAYMENTS

4.1           Any sum payable by the Seller to the Buyer under this agreement shall be paid free and clear of any deduction or withholding whatsoever, save only as may be required by law.

4.2           If any deduction or withholding is required by law to be made from any payment by the Seller under this agreement or if the Buyer is subject to Taxation in respect of such payment the Seller shall increase the amount of the payment by such additional amount as is necessary to ensure that the net amount received and retained by the Buyer (after taking account of all deductions or withholdings or Taxation) is equal to the amount which it would have received and retained had the payment in question not been subject to any deductions or withholdings or Taxation provided that this paragraph shall not apply to any interest payable under paragraph 3.2 of this part of this schedule.

4.3           If, at any time after any increased payment is made by the Seller as a consequence of the application of this paragraph, the Buyer receives or is granted a credit against or remission from any Tax payable by it which it would not otherwise have received or been granted but for such increased payment, the Buyer shall, to the extent that it can do so without prejudicing the retention of the amount of such credit or remission, reimburse the Seller with the amount of such credit or remission.

5              RECOVERY FROM OTHER PERSONS

5.1           If the Company, the Buyer or any member of the Buyer’s Group is or becomes entitled to recover from any other person (including a Taxation Authority) any amount which is referable to a Liability for Taxation in respect of which the Seller has made a payment under this schedule, the Buyer shall or shall procure that the Company shall:

5.1.1                notify the Seller of its entitlement; and

5.1.2                if required by the Seller and, subject to the Buyer, or as appropriate the Company, being indemnified by the Seller against the reasonable costs of the Buyer or, as appropriate, the Company in connection with taking the following action, the Buyer shall, or shall procure that the Company shall, take such action as is reasonably requested by the Seller to enforce recovery against that person or Taxation Authority

5.2           In the event that the Company, the Buyer or any member of the Buyer’s Group recover any sum referred to in paragraph 5.1 (whether after taking any action at the request of the Seller under that paragraph or otherwise), the Buyer shall, as soon as reasonably practicable, account to the Seller for the lesser of:

5.2.1                the sum recovered (including any related interest or related repayment supplement) less any Tax on that amount and any reasonable costs incurred in recovering the same (save to the extent that that amount has already been made good by the Seller under paragraph 5.1.2); and

5.2.2                any amount paid by the Seller under this schedule in respect of the Liability for Taxation giving rise to the relevant Tax Claim plus costs for which the Seller has indemnified and paid to the Buyer and/or the Company under this paragraph.

6              CORRESPONDING RELIEFS

6.1           If:

6.1.1                a payment by the Seller in respect of any Liability for Taxation under a Tax Claim or the matter giving rise to the Liability for Taxatiion in question results in the Company, the Buyer or any member of the Buyer’s Group receiving or becoming entitled to any Relief which they utilise (including by way of repayment of Tax) (“Corresponding Relief”)

then an amount equal to the Tax saved by the Corresponding Relief at the date such Corresponding Relief is utilised (“Relevant Amount”), shall be dealt with in accordance with paragraph 6.2.

6.2           The Relevant Amount shall:

6.2.1                first be set off against any payment then due from the Seller under this schedule;

6.2.2                secondly, to the extent that there is an excess (within 7 days after receipt by the Buyer of a written demand by the Seller) there shall be refunded to the Seller any previous payment or payments made by the Seller under this schedule up to the amount of the excess; and

6.2.3                thirdly, to the extent that the excess referred to in paragraph 6.2.2 has not been exhausted under that paragraph, the remainder of such excess shall be carried forward and be set against any further such payment or payments in chronological order until exhausted.

6.3           If the Company or the Buyer become aware of any circumstances which shall or may give rise to the application of this paragraph 6, the Buyer shall, or shall procure that the Company shall, as soon as reasonably practicable give written notice of the same to the Seller.

6.4           The Seller may require the auditors of the Company for the time being (at the Seller’s cost and expense) to certify the existence and quantum of any Relevant Amount and the date on which the Corresponding Relief is utilised and, in the absence of manifest error, their decision shall be final and binding.

7              TAX RETURNS

7.1           The Seller or the Seller’s duly appointed agents shall, subject to the provisions of clause 25.2 of this Agreement, at the reasonable cost of the Company be entitled to prepare, submit and agree the corporation tax returns and computations of the Company (“Returns”) for all accounting periods ended on or prior to 31 December 2006.

7.2           The Seller shall deliver to the Buyer for comments any Returns, documents or correspondence and details of any information or proposal (“Relevant Information”) which it intends to submit to HM Revenue & Customs before submission to the HM Revenue & Customs and shall take account of the reasonable comments of the Buyer and make such amendments to the Relevant Information as the Buyer may reasonably require in writing within 30 days of the date of delivery of the Relevant Information prior to its submission to HM Revenue & Customs.

7.3           The Seller shall deliver to the Buyer copies of any correspondence sent to, or received from, HM Revenue & Customs in relation to the Returns and shall keep the Buyer fully informed of its action under this paragraph.

7.4           Subject to paragraphs 7.2 and 7.3 above, the Buyer shall procure that:

7.4.1                the Company causes the Returns to be properly authorised and signed andmake all such claims, surrenders, disclaimers, notices or elections in relation to all accounting periods ended on or prior to Completion as the Seller shall reasonably require;

7.4.2                the Company provides to the Seller such information and assistance, including such access to its books and records, which may reasonably be required to prepare, submit, negotiate and agree the Returns; and

7.4.3                any correspondence which relates to the Returns shall, if received by the Buyer or the Company or its agents or advisers, be properly copied to the Seller.

7.5           In respect of any matter which gives rise or may give rise to a Tax Claim, the provisions of paragraph 2 of this part 4 of this schedule with respect to conduct of tax claims shall apply instead of the provisions of this paragraph 7.

7.6           The Seller shall use all reasonable endeavours to agree the Returns as soon as reasonably practicable and shall deal with all matters promptly and diligently and within applicable time limits.

8              BUYER’S COVENANT

8.1           The Buyer covenants with the Seller to pay to the Seller an amount equal to any of the following:

8.1.1                any liability or increased liability to Tax of the Seller or any person connected with the Seller arising by virtue of the non-payment of Tax by the Company, the Buyer or any member of the Buyer’s Group save that this paragraph 8.1.1 shall not apply in respect of any Tax for which the Seller are liable to make (but have not yet made) payment to the Buyer under part 3 of this schedule.

8.1.2                the reasonable costs and expenses of the Seller in connection with any liability referred to or in taking any action under this paragraph.

Paragraphs 2 (conduct of tax claims), 3 (payment date and interest) and 4 (taxation of payments) of this part 4 of this schedule shall apply mutatis mutandis to the covenant in favour of and payments to the Seller under this paragraph as they apply to payments to the Buyer under part 3 of this schedule.

9              GROUP RELIEF

The Buyer shall procure that the Company, to the extent permissible and to the extent a Liability for Taxation is not thereby created, enters into and signs all returns, claims, consents, surrenders, elections and notifications to effect the surrender to the Seller’s Group by the Company (at no cost to the Seller’s Group) of all Group Relief available.

EXECUTED and DELIVERED as a DEED by BLYTH
HOMESCENTS INTERNATIONAL UK LIMITED

Acting by its duly authorised attorney

Signature:

Name

EXECUTED and DELIVERED as a DEED by COBCO 813
LIMITED acting by a director and a director/secretary

DIRECTOR

Signature:

Name

SECRETARY/DIRECTOR

Signature:

Name